November 13, 2003

Reporters May Contact
Eloise Hale, Bank of America, 1.704.387.0013
eloise.hale@bankofamerica.com

Bank of America prices $1.7 billion in Notes

CHARLOTTE - Bank of America Corporation today priced a global offering of $1.7 billion in non-callable notes to be issued in two separate series for sale in the United States and abroad.

These include:

  $1 billion in 7-year senior notes due December 1, 2010
  $700 million in 12-year subordinated notes due December 1, 2015
The 7-year notes have a coupon interest rate of 4 3/8 percent per annum and the 12-year notes have a coupon interest rate of 5 1/4 percent per annum. Both series are payable semi-annually on June 1 and December 1 with the first interest payment on June 1, 2004.

These notes will be sold through underwriters led by Banc of America Securities LLC and include Bear, Stearns & Co. Inc., Blaylock & Partners, L.P., Fleet Securities, Inc., HSBC, Ramirez & Co. and Wells Fargo Institutional Sales and Trading. Closing is scheduled for November 18, 2003.

The notes are part of a shelf registration for corporate debt and other securities previously declared effective by the Securities and Exchange Commission. Bank of America intends to list the notes on the Luxembourg Stock Exchange.

Proceeds from the sale of the notes will be used for general corporate purposes.

Bank of America stock (ticker: BAC) is listed on the New York, Pacific, and London exchanges and certain shares are listed on the Tokyo stock exchange.

www.bankofamerica.com/newsroom